INVESTOR AND MEDIA CONTACT:
Wendy Bost
Vizacom Inc.
P: 212-619-0051 ext. 214
E: wbost@vizacom.com


FOR IMMEDIATE RELEASE



                    VIZACOM APPROVES 1:10 REVERSE STOCK SPLIT

BOHEMIA, NEW YORK - MAY 22, 2001 - VIZACOM INC. (NASDAQ:VIZY), a provider of professional internet and technology solutions, today announced that it has approved a one-for-ten (1:10) reverse stock split of the Company's common stock. The reverse stock split will take effect on May 23, 2001.

At the Company's Annual Meeting of Stockholders, held May 17, 2001, Vizacom's stockholders approved a proposal to grant the Company's board of directors authority to authorize a reverse stock split of the Company's common stock in a one-for-three (1:3), one-for-five (1:5), one for eight (1:8) or one-for-ten (1:10) ratio.

The   Company's   board  of  directors  approved  a one-for-ten  (1:10)  reverse stock split in an attempt to maintain compliance with Nasdaq's minimum $1 bid requirement for continued listing on the Nasdaq market.

"We are pleased to have recently announced our first profitable quarter, and we continue to take important steps to strengthen our operations," said Vincent DiSpigno, Vizacom's president. "With the exception of the minimum $1 bid price requirement, we believe we meet all of Nasdaq's conditions for continued listing on the Nasdaq SmallCap Market. Although there can be no assurance that a reverse stock split will produce the desired effect, we believe that given the current price of our common stock, the reverse split may enable us to meet all of the Nasdaq requirements and sustain our listing."

Each ten shares of issued and outstanding common stock will be converted into one issued and outstanding share of common stock. All fractional shares resulting from the reverse stock split will be aggregated per stockholder and rounded up to the next number of whole shares of common stock. The reverse stock split will not effect in any manner the rights and preferences of Vizacom's stockholders. The reverse stock split will be reflected on The Nasdaq SmallCap Market as of May 23, 2001. A "D" will be appended to the Company's trading symbol for 20 trading days so the trading community is aware of the reverse split. After 20 trading days, the "D" will be removed from the symbol.

Additionally, Vizacom's stockholders have also approved 1) the election of two of the Company's directors, Neil M. Kaufman, chairman of the board, and Vincent DiSpigno, president, to Class II of the Company's board of directors, to serve until 2004, and 2) the issuance of 912,900 shares of the Company's common stock pursuant to a merger agreement with respect to the Company's acquisition of PWR Systems (a/k/a Vizy Interactive-PWR Systems) in March 2000.

ABOUT VIZACOM
Vizacom   Inc.   is   a   provider   of  professional  internet  and  technology
solutions. Through its Vizy Interactive New York and Vizy Interactive-PWR Systems subsidiaries, Vizacom develops and provides to global and top

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domestic  companies  a  comprehensive   range  of service and product solutions,
including: business strategy formation; web interface design; e-commerce and web-content management applications; creative media solutions; systems planning, development and integration; and data center services. Vizacom's clients are established companies that seek to leverage technology to build stronger and
more   profitable   businesses.   The  Company  has  formed   long-term   client
relationships with several of the world's foremost companies: Martha Stewart Living, Verizon Communications, SoBe Beverage, Avon Products, Petrossian Paris and Sony Music. For more information, visit www.vizacom.com.

SAFE HARBOR

Matters set forth herein may include forward-looking statements involving risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the market acceptance and amount of sales of the Company's Internet and technology solutions and computer products; the Company's ability to support the growth of its core businesses; the Company's ability to integrate or coordinate the operations of its businesses; the Company's ability to hire, train, motivate and retain employees; the competitive environment within the Company's industries; economic conditions; and the Company's ability to raise additional capital. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the SEC.

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